                                    INTERNATIONAL
                                DISTRIBUTION AGREEMENT



    This International Distribution Agreement (the "Agreement") is entered as of June 20, 1996 by and between CardioDynamics International Corporation ("Supplier"), a California corporation, with its registered office and/or place where business is actually carried out at 6155 Cornerstone Court East, Suite 125, San Diego, California and Landice International Corporation, Inc. ("Distributor"), a Washington corporation, with its registered office and/or place where business is actually carried out at 1530 Westlake Avenue North, Seattle, Washington.

    1.   APPOINTMENT; TERRITORY; PRODUCTS.

    Supplier hereby appoints Distributor for the term of this Agreement as, and Distributor agrees to act as, Supplier's exclusive distributor of the Products (as hereinafter defined) for the Territory specified in Attachment A, subject to all the terms and conditions hereof. So long during the term of this Agreement as Distributor remains in full compliance with this Agreement, Supplier will not appoint another distributor for the Products in the Territory. Distributor shall refrain from establishing or maintaining any branch, warehouse or distribution depot for the Products outside the Territory, and shall not engage in any advertising or promotional activities relating to the Products directed primarily to customers located outside the Territory. Furthermore, Products distributed by Distributor for further distribution may be distributed only through sub-distributors who are bound in writing to all the restrictions on Distributor contained in this Agreement. "Product" shall mean the selected Supplier products which are expressly set forth in Attachment B. Any enhancement or improvement of a Product that is made generally available by Supplier, that is substantially similar to such Product, and that is marketed under the same product number and nomenclature as such Product shall be added to Attachment B as a Product. Supplier reserves the right to change, modify or discontinue any Product at any time. Supplier may add Products to Attachment B and may remove any discontinued Product therefrom.

    2.   PAYMENT AND SUPPLY TERMS.

    a. Products are delivered F.O.B. Supplier's applicable warehouse or place of production. Purchase prices payable by Distributor are Supplier's then current International distributor list prices less the discounts specified in
Attachment C.   Supplier shall have the right, in its sole discretion, from time to time or at any time to change such list prices with thirty (30) days written notice. New prices will apply to all shipments made after such notice period. In addition, Distributor will pay all charges, including without limitation freight, shipping, customs charges and expenses, cost of special packaging or handling and insurance premiums, and shall be responsible for all taxes, including but not limited to sales, value added and use taxes, duties and other


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

governmental assessments. Payment shall be made in U.S. dollars in the United States. Payment will be prepaid by the Distributor.

    b.   During the term of this Agreement:

         i. Supplier shall provide Distributor, at Supplier's expense, with Samples of any applicable printed marketing materials that Supplier may in its discretion produce for the Products.

Distributor will prepare and produce similar and any additional materials needed to promote the Products in the Territory. Distributor shall provide all such materials (together with English translations) to Supplier and will not distribute them unless approved by Supplier in writing.

         ii. Subject to the other terms and conditions of this Agreement, Supplier shall use its reasonable efforts to promptly fill Distributor's written purchase orders for Products with a requested delivery date not less than sixty
(60) days after the date the purchase order is received by Supplier; provided that Distributor shall not submit any order requesting fewer than five units of any Product per shipment per location. Should Supplier fail to supply Distributor with the Products ordered, the purchase quotas for such period shall be reduced in direct proportion to the extent of the shortfall. Supplier shall ship Products as manufactured for sale in the United States and Distributor shall be responsible at its expense for any modifications to the packaging, labeling or otherwise required to sell the Products in the Territory.

         iii. Supplier will provide Distributor with, and Distributor will accept, such training as Supplier deems appropriate at locations specified by Supplier, each party will bear its own expenses in connection with such training.

    c. Product will be deemed accepted if not rejected by written notice and returned to Supplier in accordance with the warranty return procedure (Section
5) within ten (10) days of delivery.

    3.   LICENSE, TRADEMARKS AND TRADE NAMES.

    a. The Distributor shall not use Supplier's name or any other trademark or trade name used or claimed by Supplier (all of which names or marks shall hereinafter be referred to as the "Marks") in connection with any business conducted by the Distributor other than dealing with the Products.

    b. Supplier hereby grants to the Distributor a royalty free non-exclusive license to use the Marks, but only with respect to the sales of the Products.

    c. Distributor shall include and shall not alter, obscure or remove any trademark or trade name used or claimed by Supplier, or any markings, colors or other insignia which are contained on or in or affixed to Product at the time of shipment.

    d. Any advertising or promotional literature or announcement to the press by Distributor regarding its relationship with Supplier or otherwise utilizing Supplier's name or trademarks must be approved by Supplier in advance in writing.

    e. Distributor agrees that it will not use, without Supplier's prior written consent, any mark which is likely to be similar to or confused with the Marks.

    f. Distributor agrees that it has not and will not register the name "CardioDynamics International Corporation (CDIc)" or any forms thereof for use in connection with any business entity without the prior written approval of Supplier. Distributor also agrees not to use or contest during or after the term of this Agreement any name, mark or designation used by Supplier anywhere in the world (or any name, mark or designation similar thereto) and to promptly register at Distributor's expense all Marks throughout the Territory in the name of and for the sole benefit and ownership of Supplier.

    g. The Distributor agrees that its use of the Marks shall not create in its favor any right, title or interest therein and acknowledges Supplier's exclusive right, title and interest in the Marks.

    h. The Distributor hereby acknowledges and agrees that any and all rights, title and interest in any and all trademarks and other proprietary rights that are related in any way to the production, manufacture or sale of the Initial Products, or form the basis for the development of the Initial Products are owned solely and exclusively by Supplier, and Supplier may, in its discretion, seek to secure and maintain any such rights. In the event that Supplier seeks to secure or maintain or initiate any infringement action regarding such rights, the Distributor agrees to cooperate with Supplier in any way reasonably requested.

    4.  DISTRIBUTOR COVENANTS AND REPRESENTATIONS.

         Except as expressly and unambiguously provided herein, Distributor represents, warrants and agrees:

    a. To use its best efforts to successfully market (including, without limitation, conducting periodic promotions and market research, maintaining a well staffed sales force and adequate inventory, and prompt inclusion of the Products in all applicable trade shows and in Distributor's catalogs and other promotional materials), distribute and support (including training and other support) the Products on a continuing basis and to comply with good business practices and all laws and regulations relevant to this Agreement or the subject matter hereof. In its distribution efforts, Distributor will use Marks (but will not represent or imply that it is Supplier or is a part of Supplier). However, all advertisements, promotional materials, packaging and anything else bearing a Mark shall identify Supplier as the Mark owner and Product manufacturer and shall be subject to prior written approval of Supplier, which approval shall not be unreasonably withheld.

    b. To keep Supplier informed of relevant market trends, customer needs, competitive activity, economic and regulatory conditions and Distributor's sales and inventory by Product. Distributor will also provide Supplier with a written quarterly report with respect to these matters.

    c. That it does not currently represent or promote any lines or products that compete with the Products. Distributor will conduct its business in a manner that reflects favorably on the Products and shall not, without Supplier's prior written consent, represent, promote or otherwise try to sell within the Territory any lines or products that, in Supplier's judgment, compete with the Products covered by this Agreement.

    d. That neither this Agreement (or any term hereof) nor the performance of or exercise of rights under this Agreement, is restricted by, contrary to, in conflict with, ineffective under, requires registration or approval or tax withholding under, or affects Supplier's proprietary rights (or the duration thereof) under, or will require any termination payment or compulsory licensing under, any law or regulation of any organization, country, group of countries or political or governmental entity located within or including all or a portion of the Territory.

    e. That Distributor will purchase the quota of Product specified in Attachment E during the periods specified therein. If Distributor fails during any period specified in Attachment E to purchase from Supplier the sales quota of Product for that period, Supplier shall have the right to convert the Distributor's rights in the Territory to non-exclusive (or terminate this Agreement).

    f. To ascertain and comply with, at Distributor's sole expense, all applicable laws and regulations.

    g. To ascertain and comply with all applicable laws and regulations and standards of industry or professional conduct, including without limitation, those applicable to product claims, labels, instructions, packaging or the like, which consent shall not be unreasonably withheld.

    h. To use best efforts, at its sole expense, to obtain and maintain any applicable approvals, registrations, notifications or the like with regard to marketing, using, selling, labeling or otherwise promoting or making claims regarding the Products or their uses or reimbursement therefore in the Territory. This includes, without limitation, conducting any necessary clinical studies and preparing and filing any necessary applications or documents. Distributor shall not file any such application or document or conduct any study without Supplier's prior written consent, which shall not be unreasonably withheld. To the extent allowed by law all approvals, registrations, notifications and the like (and all documents, applications and information related thereto) and all rights thereunder or thereto shall be for the sole benefit of and shall be solely owned by and in the name of Supplier. Distributor will provide Supplier with any information regarding the foregoing that Supplier may request (with English translations); Supplier may use such information in its discretion.

    i. To immediately notify Supplier of any adverse or unexpected results or any actual or potential government action relevant to a Product and, if and to the extent requested by Supplier in writing to suspend distribution of that Product.

    j. To keep for five years after termination of this Agreement records of all Product sales and customers sufficient to adequately administer a recall of any Product and to fully cooperate in any decision by Supplier to recall, retrieve and/or replace any Product.

    l. To keep Supplier informed as to any problems encountered with the Products and any resolutions arrived at for those problems, and to communicate promptly to Supplier any and all modifications, design changes or improvements of the Products suggested by any customer, employee or agent. Distributor further agrees that Supplier shall have any and all right, title and interest in and to any such suggested modifications, design changes or improvements of the Products, without the payment of any additional consideration therefore either to Distributor, or its employees, agents or customers. Distributor will also promptly notify Supplier of any infringement of any trademarks or other proprietary rights relating to the Products.

    5.   COMPLIANCE WITH UNITED STATES LAWS.

    a. Distributor acknowledges that the export from the United States of the Products may be subject to regulation by the U.S. Export Administration Act of 1979, as amended, and the rules and regulations promulgated thereunder, which restrict exports and re-exports of any Products or direct product thereof. Distributor agrees to comply with U.S. Export Administration Regulations as in effect from time to time (including, without limitation, all record-keeping requirements imposed thereunder), and will not re-export the Products in violation of such Regulations.

    b. Without limitation of the foregoing, Distributor agrees to commit no act which, directly or indirectly, would violate any United States law, regulation, or treaty, or any other international treaty or agreement, relating to or applicable to the export or re-export of the Products, to which the United States adheres or with which the United States complies.

    c. Distributor shall obtain, at its expense, any necessary licenses and/or exemptions with respect to the export from the U.S. of all material or items deliverable by Supplier and shall demonstrate to Supplier its compliance with all applicable laws and regulations prior to delivery thereof by Supplier.

    d. Distributor agrees to comply with the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the Regulations promulgated thereunder. Without limiting the foregoing, Distributor will not pay or give anything of value directly or indirectly to any officer, employee, or agent of a political party or government, or candidate for public office, for the purpose of obtaining or retaining business.

    e. Distributor agrees to indemnify and hold harmless Supplier from any and all fines, damages, losses, costs and expenses (including reasonable attorneys' fees) incurred by Supplier as a result of the breach of this Section 5 by Distributor.

    6.  CONFIDENTIALITY.

    Distributor agrees that all inventions, know-how and ideas it obtains from Supplier and all other business, technical and financial information it obtains from Supplier are the confidential property of Supplier ("Proprietary Information"). Except as expressly and unambiguously allowed herein, Distributor will hold in confidence and not use or disclose any Proprietary Information and shall similarly bind its employees in writing. Distributor's nondisclosure obligation shall not apply to information it can document has entered the public domain and is generally available to the public. Distributor will promptly report to Supplier any actual or suspected violation of the terms of this Section 6, and will take all reasonable further steps requested by Supplier to prevent, control or remedy any such violation. Distributor shall, upon the termination of the Agreement or the request of Supplier at any time, return to Supplier all tangible manifestations of confidential information received by Distributor pursuant to this Agreement (and all copies and reproductions thereof).

    7.   WARRANTY AND DISCLAIMER.

    Supplier warrants only to Distributor that the Products will be free from manufacturing and material defects for twelve (12) months after delivery to Distributor. Products purchased from Supplier which do not comply with the warranty and are returned (by Distributor only) to Supplier during such period (with proof of the date of purchase) will be repaired or replaced, provided Distributor bears the cost of freight and insurance for return of good to Distributor. Distributor must return any such Products in the original container, which shall conspicuously bear the Return Material Authorization
(RMA) number Distributor obtains from Supplier prior to return. If Supplier cannot, or determines that is not practical to, repair or replace the returned Product, the purchase price therefore will be refunded. Supplier MAKES NO OTHER WARRANTIES WITH RESPECT TO THE PRODUCTS OR ANY SERVICES AND DISCLAIMS ALL OTHER WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY,

FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. The above warranty does not extend to any Product that is modified or altered, is not maintained to Supplier's maintenance recommendations, is operated, handled or stored in a manner other than that specified by Supplier, has its serial number removed or altered or is treated with abuse, negligence or other improper treatment (including, without limitation, use outside the recommended environment). Distributor's sole remedy with respect to any warranty or defect is as stated above. Distributor is fully responsible for satisfaction of its customers and will be responsible for all claims, damages, settlements, expenses and attorneys fees incurred by Supplier with respect to Distributor's customers or their claims beyond Supplier's above warranty obligation to Distributor.

    8.  LIMITED LIABILITY.

    NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, Supplier WILL NOT BE LIABLE UNDER ANY SECTION OF THIS AGREEMENT OR UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY (A) FOR ANY AMOUNTS IN EXCESS IN THE AGGREGATE OF THE AMOUNTS PAID TO Supplier HEREUNDER DURING THE TWELVE MONTH PERIOD PRIOR TO DATE THE CAUSE OF ACTION AROSE OR (B) FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES. (C) FOR COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES, OR (D) DAMAGES ARISING FROM THE LOSS OF PROFITS OR LOSS OF BUSINESS. Supplier SHALL HAVE NO LIABILITY FOR ANY FAILURE OR DELAY DUE TO MATTERS BEYOND ITS REASONABLE CONTROL. DISTRIBUTOR SHALL INDEMNIFY Supplier AGAINST ALL CLAIMS ASSERTED BY ITS CUSTOMERS OR OTHER THIRD PARTIES AS A RESULT OF DISTRIBUTOR'S ACTS OR OMISSIONS.

    9.  RELATIONSHIP OF PARTIES.

    The parties hereto expressly understand and agree that Distributor is an independent contractor in the performance of each and every part of this Agreement, is not an agent, and is solely responsible for all its employees and agents and its labor costs and expenses arising in connection therewith and is responsible for an will indemnify Supplier from any and all claims, liabilities, damages, debts, settlements, costs, attorneys' fees, expenses and liabilities of any type whatsoever that may arise on account of Distributor's activities or omissions, or those of, its employees or agents, including without limitation, providing unauthorized representations or warranties (or failing to effectively disclaim all warranties and liabilities on behalf of Supplier) to its customers or breaching any term, representation or warranty of this Agreement. Supplier is in no manner associated with or otherwise connected with the actual performance of this Agreement on the part of Distributor, nor with Distributor's employment of other persons or incurring of other expenses. Except as expressly provided herein, Supplier shall have no right to exercise any control whatsoever over the activities or operations of Distributor.

    10.  ASSIGNMENT.

    This Agreement and the rights hereunder are not transferable or assignable by a party without the prior written consent of the other party, except for rights to payment and except to a person or entity who acquires all or substantially all of the assets or business of Supplier, whether by sale, merger or otherwise.

    11.  TERM AND TERMINATION.

    Unless terminated earlier as provided herein, this Agreement shall have a term extending from the date of this Agreement to June 14, 2,000. This Agreement is renewable for two subsequent one year periods with the written consent of each party delivered to the other within 60 days of expiration of this Agreement or an extension thereof. Distributor understands that after the date specified above or earlier termination, it shall have no right whatsoever to purchase Products or continue as a dealer or distributor or otherwise regardless of any undocumented continuation of the relationship with Supplier.

    a. This Agreement may be terminated by a party for cause immediately by written notice upon the occurrence of any of the following events:

    i. If the other ceases to do business, or otherwise terminates its business operations; or
    ii. If the other shall fail to secure or renew any license, registration, permit, authorization or approval for the conduct of its business in the manner contemplated by this Agreement or if any such license, registration, permit, authorization or approval is revoked or suspended; or
    iii. If the other breaches any provision of this Agreement and falls to fully cure such breach within 30 days (10 days in the case of a failure to pay) of written notice describing the breach; or
    iv. If the other seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other.

    b. Supplier may immediately terminate this Agreement upon notice if Distributor or Distributors' assets or business is acquired by a third party. Additionally, the Supplier may terminate this Agreement upon two years written notice if Supplier or Suppliers' assets or business is acquired by a third party. "Acquired" for purposes of this provision means that the third party has obtained 50% or more of the capital shares or voting power.

    c. Either party may terminate this Agreement at any time with or without cause upon 180 days written notice. Commencing January 1997, if Distributor has met the quota of the preceding three months, and Supplier elects to terminate, without cause, the Agreement, then Supplier agrees to provide Distributor with the following Stock Options Program:

      i. If the termination of the Agreement occurs from January 1, 1997 to June 30, 1997, then Distributor would have the right to purchase 25,000 options of CDIc common stock; or
     ii. If the termination of the Agreement occurs from July 1, 1997 to December 31, 1997, then Distributor would have the right to purchase 21,000 options of CDIc common stock; or
    iii. If the termination of the Agreement occurs from January 1, 1998 to June 30, 1998, then Distributor would have the right to purchase 17,000 options of CDIc common stock; or
     iv. If the termination of the Agreement occurs from July 1, 1998 to December 31, 1998, then Distributor would have the right to purchase 13,000 options of CDIc common stock; or
      v. If the termination of the Agreement occurs from January 1, 1999 to July 31,1999, then Distributor would have the right to purchase 5,000 options of CDIc common stock; or
     vi. If the termination of the Agreement occurs from July 1, 1999 to December 31, 1999, then Distributor would have the right to purchase 5,000 options of CDIc common stock; or
    vii. If the termination of the Agreement occurs from January 1, 2000 to June 14, 2000, then Distributor would have the right to purchase 1,000 options of CDIc common stock.

   The above mentioned options for rights to purchase CDIc common stock will be exercisable at a price equal to the fair market value on the day termination of this Agreement takes effect. The right to exercise the options will be for a period of three years after the day termination of this Agreement takes effect.

    d. Each party understands that the rights of termination hereunder are absolute. Neither party shall incur any liability whatsoever for any damage, loss or expenses of any kind suffered or incurred by the other arising from or incident to any termination of this Agreement by such party which complies with the terms of the Agreement whether or not such party is aware of any such damage, loss or expenses.

    e. In the event of any termination, Supplier may elect to continue or terminate any purchase order then pending.

    f. In addition to any provisions that survive termination according to their terms and any restrictions on Distributor's distribution of Products, the following sections shall survive termination of this Agreement: Sections 2.a; 3.e,g,i,j,k,l; and 4 through 10.


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    g.   Upon termination, if Distributor has any right, title or interest in any Mark (as defined in Section 3.b) or any registration related thereto or in anything referred to in Section 3.h, it will immediately assign all such right, title and interest to Supplier and take all necessary action to ensure that Supplier obtains the full benefit thereof or, if Supplier so requests in writing with respect to any such item, take any necessary action to surrender and cancel such item and the related rights, title and interest.

    h. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available.

    12.  DUTIES OF DISTRIBUTOR UPON TERMINATION.

    Upon the termination of this Agreement for any reason whatsoever, Distributor shall:

    a. Pay to Supplier, in full within thirty (30) days of such termination, all amounts owed to Supplier. Supplier shall be entitled to set off and deduct from any money due Distributor, whether or not arising under this Agreement, any and all amounts due Supplier from Distributor.

    b. Promptly return to Supplier any and all Supplier-owned Product or other materials, documentation or data, including without limitation all promotional material, in the possession of Distributor for whatever reason or purpose, such Product, material, documentation and data to be in the same condition as when delivered to Distributor.

    c. Cooperate with Supplier in completing all outstanding obligations to customers, including the fulfillment, at Distributor's expense, of each warranty term and condition.

    d. Within seven (7) days after notice of termination by either Distributor or Supplier, prepare a statement listing all active and prospective customers and the type and amount of orders of Product expected to be sold to such customers by Distributor during the sixty (60) day period following the date of termination of this Agreement. Distributor shall also deliver to Supplier within such seven (7) day period all orders for Product received by Distributor on or prior to the date of the notice of termination. Supplier shall fill all such orders on behalf of Distributor, subject to Supplier's approval of the terms, conditions, credit worthiness and pricing of any such orders, and shall pay to Distributor a commission equal to thirty-five percent of the sales price for Product sold pursuant to such orders, within thirty (30) days after receipt of payment therefore.

    13.  GENERAL.

    a. Amendment and Waiver - Except as otherwise expressly provided herein, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or any particular instance and either retroactively or prospectively) only with the written consent of the parties. However, it is the intention of the parties that this Agreement be controlling over additional or different terms of any purchase order, confirmation, invoice or similar document, even if accepted in writing by both parties, and that waivers and amendments shall be effective only if made by non-preprinted agreements clearly understood by both parties to be an amendment or waiver.

    b. Governing Law and Legal Actions - This Agreement shall be governed by and construed under the laws of the State of California and the United States without regard to conflicts of laws provisions thereof and without regard to the United Nations Convention on Contracts for the International Sale of Goods. Unless otherwise elected by Supplier for the particular instance (which Supplier may do at its option), the sole jurisdiction and venue for actions related to the subject matter hereof shall be the California state and U.S. federal courts having within their jurisdiction of such courts and agree that process may be served in the manner provided herein for giving of notices or otherwise as allowed by California or federal law. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorney's fees.

    c. Headings and Language - Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement. The official text of this Agreement shall be the English language, and such English text shall be controlling in all respects, notwithstanding any translation hereof required under the laws or regulations of any other country. The parties undertake to translation hereof required under the laws or regulations of any other country. The parties undertake to use the English language in respect of all documents and communications contemplated hereby, except where another language must be used under the laws and regulations of another country. In any such case, a certified English translation shall be supplied to the other party by the party using such document or making such communication.

    d. Notices - For purposes of this Agreement, and for all notices and correspondence hereunder, the addresses of the respective parties have been set out at the beginning of this Agreement, and no change of address shall be binding upon the other party hereto until written notice thereof is received by such party at the address shown herein. All notices shall be deemed received when personally delivered or two (2) days after being sent via telecopy, or three (3) after being sent by overnight courier, return receipt requested.

    e. Entire Agreement - This Agreement supersedes all proposals, oral or written, all negotiations, conversations or discussions between or among parties relating to the subject matter of this Agreement and all past dealing or industry custom. This Agreement does not contain or constitute any express or implied license to make, have made or modify any Product under any circumstances.

    f. Severability - If any provision of this Agreement is held to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

SUPPLIER                                 DISTRIBUTOR

CardioDynamics International             Landice International
 Corporation                              Corporation, Inc.
a California corporation                 a Washington corporation

BY /s/ Richard Otto                      BY /s/ Glen Safadago
   --------------------                     --------------------
Name: Richard Otto                       Name: Glen Safadago

Title: President, CEO                    Title: President








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